August 8, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re:	China Green Lighting Limited

Dear Commissioners:

We have read the statements made by China Green Lighting Limited on its Form 8-K dated August 8, 2011 and provided to us on August 8, 2011, pursuant to Item 4.01 of Form 8-K.  We agree with the statements in Item 4.01 concerning our firm in such Form 8-K.

Very truly yours,

/s/ Mao & Company, CPAs, Inc.
Mao & Company, CPAs, Inc.